Exhibit 21.1

List of Subsidiaries

Subsidiary	Place of Incorporation
Straits Marine Fuels & Energy Sdn. Bhd.	Malaysia
Straits Marine Services Pte. Ltd.	Singapore
Straits Maritime Services Pte. Ltd.	Singapore
Tumpuan Megah Development Sdn. Bhd.	Malaysia
Cavalla Asia Ltd.	Labuan
Dolphin Asia Ltd.	Labuan
Escolar Asia Ltd.	Labuan
Oscar Asia Ltd.	Labuan
Phoenix Asia Ltd.	Labuan
S3 Asia Ltd.	Labuan
TMD Straits Ltd.	Labuan
TMD Sturgeon Ltd.	Labuan
SMF Begonia Ltd.	Labuan
SMF Ixora Ltd.	Labuan
SMF Omura Ltd.	Labuan
SMF Eden Maritime Ltd.	Labuan
SMF Beluga Ltd.	Labuan
Sierra Pioneer Marine Ltd.	Labuan
Katsu Pioneer Marine Ltd.	Labuan
TMD Marine Fuels Sdn. Bhd.	Malaysia